UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDTAINER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0207200
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Medtainer, Inc.

1620 Commerce St.

Corona, California 92880

(844) 226-5649

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2018 Incentive Award Plan

(Full Title of the Plans)

Curtis Fairbrother

Chief Executive Officer

Medtainer, Inc.

1620 Commerce St.

Corona, California 92880

(844) 226-5649

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry J. Miller, Esq.

547 Merritt Lane

Birmingham, Michigan 48009

(248) 232-8039

bjmiller@bjmpllc.com

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]
		Emerging growth company	[X]

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.00001 per share	200,000,000	$0.0101	$2,020,000	$244.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2018 Incentive Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 45 (h) and Rule 45 (c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and the low price of Registrant’s common stock, as reported by OTC Markets Group Inc., on December 13, 2018.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on April 2, 2018 which contains audited financial statements for the Registrant’s latest fiscal year; and
(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For purposes hereof, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

No information filed under Item 2.02 or Item 7.01 of any Current Report on Form 8-K filed by the Registrant, and exhibits furnished on such Form 8-K that relate to such items, shall be deemed to be incorporated herein by reference unless such Form 8-K expressly provides otherwise.

Item 4.	Description of Securities.

Common Stock

Each shareholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not authorized. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of legally available assets at such times and in such amounts as the Registrant’s Board of Directors may from time to time determine. However, the Board does not expect to declare dividends for the foreseeable future.

The Common Stock is not subject to conversion or redemption and holders of Common Stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of the Registrant, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and the payment of liquidation preferences, if any, on outstanding preferred stock, will be distributable ratably among the holders of Common Stock.

Each share of Common Stock is entitled to one vote with respect to each matter on which shareholders are entitled to vote. Under Florida law and the Registrant’s organizational instruments, directors are elected by plurality and the favorable vote of a majority of the shares present at a meeting and constituting a quorum are required to act on other matters presented for shareholder action. Florida law permits shareholders to act by written consent, which requires a majority of the votes that could be cast if the matter consented to were presented for action at a meeting of shareholders.

Preferred Stock

The Registrant’s Board of Directors has power to issue up to 10,000,000 shares of preferred stock in series and to provide for, among other things, the price, rights, preferences and privileges of each such series, which could be senior to those of the Common Stock, without the consent of the holders of the Common Stock. Although the ability to issue preferred stock may provide the Company with flexibility in connection with possible acquisitions and other corporate purposes, the provisions of a series could, among other things, (a) restrict dividends paid to the holders of shares of Common Stock or grant rights to dividends prior to those of the holders of Common Stock; (b) dilute the voting power of the holders of shares of Common Stock or vest voting control of the Registrant in one or a few holders of a series of preferred stock; (c) impair the liquidation rights of holders of shares of Common Stock and (d) delay or prevent a change in control of the Registrant. The Board of Directors has not designated on authorized the issuance of any series of the preferred stock.

Warrants and Options

The Registrant has no warrants or options outstanding.

Item 5.	Interests of Named Experts and Counsel.

Barry J. Miller, Esq., who has provided legal services to the Registrant in connection with the Plan and the preparation of this Registration Statement, may receive shares of Common Stock as a Consultant, as defined in the Plan, for such services, as well as other services rendered and to be rendered, but holds no shares of Common Stock on the date hereof.

tem 6.	Indemnification of Directors and Officers.

The Registrant has power under the Florida Business Corporation Act (the “FBCA”) to indemnify its directors, officers, employees and to the extent provided in such statute. Unless a determination is made by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of a quorum consisting of directors who were not parties to the proceeding or a committee consisting solely of two or more directors who were not parties to the proceeding, (2) independent legal counsel selected by a majority vote of a quorum consisting of directors who were not parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee cannot be obtained), or (3) the affirmative vote of the majority of a quorum consisting of the corporation’s shareholders who were not parties to the proceeding (or by a majority vote of the corporation’s shareholders who were not parties to the proceeding if a quorum cannot be obtained).

The FBCA further provides that a corporation may make any other or further indemnity by resolution, bylaw, agreement, vote of shareholder or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless he had reasonable cause to believe his conduct was lawful, (ii) a transaction from which he derived an improper personal benefit, (iii) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (iv) in the case of a director, a circumstance under which he would be liable for an improper distribution. The FBCA does not affect a director’s responsibilities under any other law, such as federal securities laws.

Pursuant to the FBCA, the Registrant has provided for such indemnification under in its articles of incorporation and by-laws. The articles of incorporation provide that Medtainer shall indemnify any director, officer, employee, or agent thereof, whether current or former, together with his or her personal representatives, devisor heirs, in the manner and to the extent contemplated by FBCA §607.0850, if in the judgment of a majority of the entire Board of Directors (excluding from such majority any director under consideration for indemnification), (i) he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or (ii) with respect to any proceeding by, or in the right of, the corporation), if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation (except that no indemnification shall be made in respect of any claim, issue, or matter as to which he shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, he person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Article 7 of the by-laws provides that the Registrant shall indemnify and reimburse and advance expenses for any director and officer, and for any director and officer of another corporation, partnership, joint venture, trust or other enterprise serving at the request of the Registrant, whether or not then in office, and his or her executor, administrator and heirs, and may indemnify and reimburse and advance expenses to employees and agents of the Registrant, against all reasonable expenses actually and necessarily incurred, including but not limited to, judgments, costs and counsel fees in connection with the defense of any litigation, civil or administrative action, suit or proceeding, to which he may have been made a party because he is or was a director, officer, employee or agent of Medtainer or he was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

No pending material litigation or proceeding involving the Registrant’s directors, executive officers, employees or other agents as to which indemnification is being sought exists, and the Registrant is not aware of any pending or threatened material litigation that may result in claims for indemnification by any of its directors or executive officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

  Exhibit No. Exhibit Description

3.1	Articles of Incorporation of the Registrant, filed September 5, 1997. Filed as Exhibit 3.1 to Registration Statement on Form S-1, filed on May 12, 2014 (File No 333-195866)(the “2014 Registration Statement”) and incorporated herein by reference
3.2	Amendment to Articles of Incorporation of the Registrant, filed on February 15, 1999. Filed as Exhibit 3.2 to the 2014 Registration Statement and incorporated herein by reference.
3.3	Amendment to Articles of Incorporation of the Registrant, filed on January 26, 2000. Filed as Exhibit 3.3 to the 2014 Registration Statement and incorporated herein by reference.
3.4	Amendment to Articles of Incorporation of the Registrant, filed on July 5, 2012. Filed as Exhibit 3.4 to the 2014 Registration Statement and incorporated herein by reference.
3.5	Amendment to Articles of Incorporation of the Registrant, filed on January 9, 2014. Filed as Exhibit 3.5 to the 2014 Registration Statement and incorporated herein by reference.
3.6	Amendment to Articles of Incorporation of the Registrant, filed on August 28, 2018. Filed as Exhibit 3 to the Current Report on Form 8-K of the Registrant, filed on September 21, 2018, and incorporated herein by reference.
3.7	By-laws of the Registrant. Filed as Exhibit 3.6 to the 2014 Registration Statement and incorporated herein by reference.
5.1	Opinion of Barry J. Miller, Esq. Filed herewith.
10.1	2018 Incentive Award Plan. Filed herewith.
10.2	Form of Option Notice and Agreement. Filed herewith.
10.3	Form of Restricted Stock Award Notice and Agreement. Filed herewith.
10.4	Form of Restricted Unit Award Notice and Agreement. Filed herewith.
23.1	Consent of Paritz & Company, P.A. Filed herewith.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on this fourteenth day of December 2018.

MEDTAINER, INC.

/s/ Curtis Fairbrother
Curtis Fairbrother
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Curtis Fairbrother Curtis Fairbrother	Chief Executive Officer; Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	December 14, 2018

/s/ Douglas Heldoorn Douglas Heldoorn	Director	December 14, 2018